Exhibit 99

         CAUTIONARY STATEMENTS RELATING TO THE "SAFE HARBOR" PROVISION
            OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      Certain Company communications contain forward looking statements including statements regarding its financial position, results of operations, market position and product development. These forward looking statements are based on current expectations but are not guaranteed and must be evaluated in light of applicable risks and uncertainties bearing upon such matters. As permitted by the Private Securities Litigation Reform Act of 1995, the Company is hereby filing the following cautionary statements identifying important factors which, among others, could cause the Company's actual results to differ materially from expected and historical results.

      Changing business conditions including inflation and fluctuations in interest rates and foreign currency exchange rates in the many countries where the Company does business through pharmaceutical or other plants or through sales subsidiaries.

      Competitive factors including managed care groups, institutions and government agencies seeking price discounts; technological advances attained by competitors; patents granted to competitors; and generic competition as the Company's products mature.

      Government laws and regulations affecting domestic and international operations, including trade, monetary and fiscal policies, taxes, price controls, unstable governments and legal systems and intergovernmental disputes, possible nationalization, as well as actions affecting approvals of products and licensing.

      Adverse publicity and developments resulting from questions raised from the use of calcium channel blockers.

      Difficulties or delays in pharmaceutical product development including, but not limited to, the inability to identify viable new chemical compounds, successfully complete clinical trials, obtain regulatory approval for the compounds or gain market acceptance of approved products. Similar difficulties or delays can also affect the development of the Company's other businesses, namely hospital products, consumer health care and animal health care.

      Growth in costs and expenses including changes in product mix and the impact of divestitures, restructuring and other unusual items that could result from evolving business strategies, evaluation of asset realization, and organizational structures.

      Issuance of unfavorable accounting standards and rules.

      Changing social conditions affecting utilization of the Company's health care products.

      Significant litigation adverse to the Company.

      Business combinations among the Company's competitors could affect the Company's ranking in the pharmaceutical, hospital products, consumer health care and animal health care businesses.